Exhibit 10.17
Addendum to Robertson Technologies Licensing, LLC And
Aversien Science, L.L.C. Product Distribution Agreement
As of 03/29/2010, the contract entitled Robertson Technologies Licensing, LLC And Aversien Science, L.L.C. Product Distribution Agreement between Robertson Technologies Licensing, LLC and Aversien Science, L.L.C. will be supplemented as follows:
XVII (COMMISSIONS) will be added as follows:
The following payment agreement is from the Robertson Technologies Licensing, LLC (RTL) and Companies On Text (COT) Licensing Agreement.
1. License Fees. In consideration for the license and other rights granted to Licensee, Licensee will pay Licensor license fees as follows:
a.	Eight Dollars ($8.00) per pre-paid card distributed through licensee. License is for a one (1) year usage and is renewable annually at the same Eight Dollar ($8.00) rate. However, Licensor and Aversien Science reserve the right to adjust pricing according to business and market conditions at the end of three-year contract from date of contract execution.
b.	Platform Setup fees of Two Hundred Fifty Thousand Dollars ($250,000) upon execution of this Agreement to be held in escrow payable from date of contract execution when product is completed and proof of concept with pre-paid card, major wireless phone and internet carriers is also completed.
c.	Advance license fees of Seven Hundred Fifty Thousand Dollars ($750,000) on or before 30 days following execution of this Agreement payable from date of contract execution when product is completed and proof of concept with pre-paid card and major wireless phone and internet carrier is also completed.
d.	Licensor will make available Ninety Three Thousand Seven Hundred and Fifty (93,750) licenses for use either through mobile or internet upon completion of product and proof of concept.
The below commission is an addendum to the above mentioned agreement that references the payment structure for each sales opportunity Aversien Science presents. Aversien Science will receive compensation (outlined below) for the sales from the licensing agreement between Robertson Technologies Licensing, LLC and Companies On Text.
Aversien Science, L.L.C. and Robertson Technologies Licensing, LLC agree on payments for this contract as follows.
The remaining $750,000 due RTL on or before 30 days of execution of the Robertson Technologies Licensing, LLC (RTL) and Companies On Text (COT) Licensing Agreement will follow as outlined below.
Robertson Technologies Licensing will receive Two Dollars and fifty cents ($2.50) per license sold. Aversien Science will receive Six Dollars ($5.50) per license sold

This totals the Eight Dollars ($8.00) RTL receives from COT for each license sold
Payment is due Aversien Science upon COT’s payments clearing in RTL’s bank account and no later than seven (7) days after the same.
These changes are the only changes to the original contract. The entire remainder of the original contract remains in full force.
Signed and Agreed:

Representative of Robertson Technologies Licensing, LLC

/s/ Joel C. Robertson	Date: 5/10/10
Name: Joel Robertson
Title: CEO

Representative of Aversien Science, L.L.C.

/s/ Herbert Gibson	Date:
Name: Herbert Gibson
Title: CEO